Exhibit 10.1

[Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of October 4, 2021 by and among Precision Optics Corporation, Inc. a Massachusetts corporation (the “Purchaser”), and Lighthouse Imaging, LLC a Maine limited liability company (the “Seller”), and Anania & Associates Investment Company, LLC, the holder of a majority interest in Seller (the “Majority Member”). The Purchaser, the Seller and the Majority Member are each referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Glossary attached as Exhibit A.

RECITALS

WHEREAS, the Seller is in the business of owning and operating a medical optics and digital imaging manufacturing business “Lighthouse Imaging” located at 765 Roosevelt Trail, Suite 9, Windham, ME 04062 (the “Business”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller substantially all of the assets, properties and contractual rights of the Seller as more fully set forth herein.

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF THE ASSETS

1.1                Business Assets. Subject to the terms and conditions set forth herein, effective as of the Closing Date, the Seller hereby sells, transfers, assigns and delivers to the Purchaser, and the Purchaser hereby purchases from the Seller, all right, title, ownership and interest in the Business Assets, free and clear of all Encumbrances. The “Business Assets” means all of the assets, properties, rights, privileges, claims and contractual rights of the Seller of every kind and nature, real and personal, tangible and intangible, absolute or contingent, wherever located to the extent such Business Assets are in any way associated with or related to the Business, including without limitation the assets set forth in Exhibit B (the “Asset Schedule”), but expressly excluding the Excluded Assets. The Business Assets shall include, without limitation, the following assets of the Seller, but expressly excluding the Excluded Assets:

(a)                 all logos, trademarks, telephone numbers, fax numbers, websites, email addresses, customer lists, customer information, business information, and the name and trade name “Lighthouse Imaging,” and all related names and derivations thereof (the “Name and Trade Name”);

(b)                all Intellectual Property;

(c)                all Business Tangible Property;

(d)                all Accounts Receivable and all deposits and advance payments for services to be performed on or after the Effective Time;

(e)                all of the Seller’s rights under the Contracts identified in Section 1.1(e) of the Disclosure Schedule (the “Assumed Contracts”);

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(f)                 the Real Property Leases, including those security deposits held by landlords pursuant to the Real Property Leases;

(g)                to the extent transferable under applicable Law, all Business Permits used or held for use by the Seller;

(h)                originals or copies of all books and records;

(i)                 all Inventory;

(j)                 to the extent transferable, all claims, demands, deposits, pre-payments, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment, including (i) rights under or pursuant to all warranties, representations and guarantees made by suppliers or service providers, (ii) proceeds from insurance policies, and (iii) for the breach, infringement or misappropriation, as the case may be, of any of the Intellectual Property;

(k)                all of the Seller’s rights, if any, under employment, consulting, noncompetition, non-solicitation, assignment of Intellectual Property, and similar agreements between the Seller and its current or former owners, employees, or contractors;

(l)                 all service contracts, license agreements, and contracts with customers and suppliers to the extent such contracts are assignable and the Purchaser elects to be assigned such contracts and agreements; and

(m)              all of the goodwill associated with the Business.

1.2                Excluded Assets. The Seller shall retain all right, title and interest in and to the following assets (collectively, the “Excluded Assets”):

(a)                all cash and cash equivalents, including bank accounts, certificates of deposit and treasury bills;

(b)                any assets of the Seller listed on Exhibit C (the “Excluded Asset Schedule);

(c)                any equity interests in the Seller;

(d)                the Seller’s corporate seal, Charter Documents, and any equity interest records;

(e)                the Purchase Price to be paid by the Purchaser;

(f)                 all rights of the Seller under this Agreement and the Related Agreements;

(g)                all claims, demands, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment to the extent relating to any Excluded Assets or Retained Liabilities; and

(h)                all Contracts which are not identified as Assumed Contracts.

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1.3                Purchase Price.

(a)                Purchase Price. The Purchaser agrees, subject to the terms hereof:

(i)                     In consideration for the purchase of the Business Assets from Seller, the Purchaser shall pay, or cause to be paid, an amount equal to the Closing Payment, plus the Earn-Out Amount actually earned, plus the Issued Shares (all as defined below) (collectively, the “Purchase Price”) as the same may be adjusted pursuant to this Agreement; and

(ii)                    to discharge when lawfully due the Assumed Liabilities.

(b)                Payment of Purchase Price. The Purchaser shall pay to the Seller the Purchase Price as follows:

(i)                    Subject to the various adjustments as of the Closing Date set forth in this Agreement, at the Closing, three million two hundred fifty thousand Dollars ($3,250,000.00) (the “Closing Payment”);

(ii)                  Subject to Section 1.3(d) and Section 5.5, to the extent earned and at the time set forth in Section 1.3(d), up to one million five hundred thousand Dollars ($1,500,000.00) (the “Earn-Out Amount”); and

(iii)                  At Closing the Purchaser shall issue (in book-entry form) to Seller, or its designees as set forth in Exhibit D, two million five hundred thousand (2,500,000.00) unregistered shares of common stock in Purchaser (the “Issued Shares”). Seller acknowledges and agrees that the Issued Shares shall be restricted from sale for a period of at least six (6) months following Closing in accordance with Rule 144 promulgated under the Securities Act.

(c)                Proration Adjustment. No fewer than three (3) Business Days prior to the Closing, the Parties shall prorate and apportion, on a per diem basis, as of the close of business the day before the Effective Time, the real and personal property taxes and assessments for the Business Assets, based upon the last available tax statement, amounts owing for utilities and similar expenses, and amounts owed under any capital leases that are Assumed Contracts (collectively, the “Proration Amount”). The Purchase Price and the Closing Payment shall be increased or decreased, as the case may be, by the Proration Amount, and such adjustments shall be reflected on the Settlement Statement.

(d)                Earn-Out Amount.

(i)                     Earn-Out. With respect to each Earn-Out Year (as defined below), in the event that the Gross Profits Threshold (as defined below) for such Earn-Out Year is achieved or exceeded, then the Seller shall be entitled to an earn-out payment equal to seven-hundred fifty thousand Dollars ($750,000.00) (the “Annual Earn-Out Amount”), as further illustrated in the chart below:

Earn-Out Year	Gross Profit Threshold	Earn-Out Amount
10/1/2021-9/30/2022	$[____]	$750,000.00
10/1/2022-9/30/2023	$[____]	$750,000.00

For purposes of this Agreement, “Earn-Out Year” means that period of time commencing on October 1 of such year and concluding on September 30 of the following calendar year.

For purposes of this Agreement, “Gross Profits Threshold” means the amount of Gross Profits set forth in the chart in Section 1.3(d)(i) that must be achieved or exceeded in order for the Seller to earn the Annual Earn-Out Amount for such Earn-Out Year.

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For purposes of this Agreement, “Gross Profits” means gross sales to the customers of the Business (as identified on Schedule 1.3(d)) less all cost of goods sold, credits and rebates calculated in accordance with GAAP consistent with the past practices of the Seller.

(ii)             Partial Earn-Out. If Seller does not earn the Annual Earn-Out Amount in either Earn-Out Year pursuant to Section 1.3(d)(i), Seller shall be entitled to a partial payment of such Annual Earn-Out Amount as follows:

(1)     If Seller achieves [____] percent ([____]%) of the Gross Profit Threshold (the “First Year Gross Profit Floor”) for the first Earn-Out Year, Seller shall be entitled to an earn out payment equal to [____] percent ([____]%) of the Annual Earn-Out Amount. In addition, each [____] percent ([____]%) of Gross Profit Threshold greater than the First Year Gross Profit Floor, Seller shall be entitled to an additional earn out payment equal to [____] percent ([____]%) of the Annual Earn-Out Amount for the first Earn-Out Year. For example, if the Gross Profits for the first Earn-Out Year equals [____] Dollars ($[____]), the Earn-Out Amount for the first Earn-Out Year shall be [____] Dollars ($[____]). No Earn-Out Amount shall be earned or paid unless the Gross Profits for the first Earn-Out Year equals or exceeds the First Year Gross Profit Floor.

(2)     If Seller achieves [____] percent ([____]%) of the Gross Profit Threshold (the “Second Year Gross Profit Floor”) for the second Earn-Out Year, Seller shall be entitled to an earn out payment equal to [____] percent ([____]%) of the Annual Earn-Out Amount. In addition, each [____] percent ([____]%) of Gross Profit Threshold greater than the Second Year Gross Profit Floor, Seller shall be entitled to an additional earn out payment equal to [____] percent ([____]%) of the Annual Earn-Out Amount for the second Earn-Out Year. For example, if the Gross Profits for the second Earn-Out Year equals [_____] Dollars ($[____]), the Earn-Out Amount for the second Earn-Out Year shall be [____] Dollars ($[____]). No Earn-Out Amount shall be earned or paid unless the Gross Profits for the second Earn-Out Year equals or exceeds the Second Year Gross Profit Floor.

(iii)           Earn-Out Statement. Within sixty (60) days after the end of each Earn-Out Year, Purchaser shall prepare and deliver to the Seller a statement setting forth, in reasonable detail, Purchaser’s good faith calculation of the Gross Profits for such Earn-Out Year (the “Earn-Out Statement”). Seller shall have a period of thirty (30) days to review such Earn-Out Statement (the “Review Period”).  During such Review Period, the Purchaser shall provide the Seller and its representatives with prompt access to such books, records, materials, information and personnel as the Seller may reasonably request to confirm the accuracy of the Earn-Out Statement. If the Gross Profits set forth in such Earn-Out Statement equal or exceed the Gross Profits Threshold for such Earn-Out Year, then Purchaser shall pay to Seller the Annual Earn-Out Amount for such Earn-Out Year via wire transfer of immediately available funds within fifteen (15) days of the delivery of the Earn-Out Statement; provided, however, such Earn-Out Amount shall not be deemed accepted by Seller until the conclusion of the Review Period, subject to any dispute per Section 1.3(d)(iv) below. If the Gross Profits set forth in such Earn-Out Statement do not equal or exceed the Gross Profits Threshold for such Earn-Out Year, Purchaser shall not pay to Seller any Annual Earn-Out, but the Seller shall have the Review Period to evaluate the calculation and shall have the right to proceed pursuant to Section 1.3(d)(iv) below.

(iv)           Earn-Out Statement Dispute. If the Seller disputes the calculation of Gross Profits in an Earn-Out Statement, then the Seller shall provide to Purchaser, no later than the expiration of the Review Period, a written notice (the “Dispute Notice”) setting forth, in reasonable detail, each such disputed item, along with (to the extent practicable given the information made available by the Purchaser to the Seller) the Seller’s calculation of Gross Profits. If the Seller delivers a Dispute Notice prior to the expiration of the Review Period, Purchaser and the Seller will, for a period of thirty (30) days thereafter, attempt in good faith to resolve any disputed items identified in such Dispute Notice.  Failing resolution pursuant to the foregoing, either Purchaser or Seller may refer the unresolved disputed items (each, a “Disputed Item”) for final binding resolution to a neutral accounting firm to be mutually selected by the Parties (the “Accounting Firm”) in the event a Dispute Notice is provided to Purchaser.  The Accounting Firm shall be required to resolve the disagreements with or relating to the calculation of Gross Profits in accordance with the terms and provisions of this Agreement.  The Accounting Firm shall act as an expert (and not an arbitrator) to resolve each Disputed Item.  In submitting a dispute to the Accounting Firm, each of Purchaser and the Seller shall concurrently furnish, at its own respective expense, to the Accounting Firm and the other Party such documents and information as the Accounting Firm may reasonably request.  Each of Purchaser and the Seller may also furnish to the Accounting Firm such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party.  The fees and expenses of such Accounting Firm shall be borne by the losing party in such proceeding (as finally determined by the Accounting Firm).  In the event that, after resolution of all Disputed Items in accordance with this Section 1.3(d)(iii), the finally determined Earn-Out Amount exceeds the Earn-Out Amount paid by the Purchaser concurrently with the delivery of the Earn-Out Statement, then the Purchaser shall pay, or cause to be paid, to the Seller such excess amount no later than fifteen days (15) after the date of such final determination under this 1.3(d)(iv).

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(v)            Conduct of Business. During the Earn-Out Period, Purchaser shall have the right and power to control all aspects of the business and operations of the Business and shall be entitled to take such actions, or refrain from taking any actions, as Purchaser deems appropriate in its sole discretion.

(e)                Working Capital Adjustment.

(i)             Preliminary Statement. No fewer than three (3) Business Days prior to the Closing, the Seller shall prepare and deliver to the Purchaser a statement, certified by an executive officer of the Seller (the “Preliminary Statement”), containing (i) an estimated balance sheet of the Company as of the Effective Time, prepared in good faith and in accordance with GAAP (the “Estimated Balance Sheet”), and (ii) based thereon, a good faith estimate of the Working Capital that will be delivered to the Purchaser at the Closing (the “Estimated Working Capital”), in each case, together with work papers or other supporting documentation showing in reasonable detail the preparation or calculation thereof. The Estimated Balance Sheet, including the Estimated Working Capital, shall be subject to the Purchaser’s review and approval.

(ii)             Estimated Adjustments. The Closing Payment shall be adjusted, plus or minus, dollar for dollar, by the amount by which the Estimated Working Capital set forth in the Preliminary Statement exceeds or is less than the Target Working Capital. Any such adjustment shall be reflected on the Settlement Statement.

(iii)           Post-Closing Adjustments. Within ninety (90) calendar days after the Closing Date, the Purchaser will prepare and deliver to the Seller a statement (the “Closing Statement”) setting forth the actual Working Capital delivered to the Purchaser at the Closing (the “Final Working Capital”), together with work papers or other supporting documentation showing in reasonable detail the preparation or calculation thereof.

(1)            If the Final Working Capital is greater than the Estimated Working Capital, then the Purchaser shall pay to the Seller an amount equal to the amount by which the Final Working Capital exceeds the Estimated Working Capital.

(2)            If the Final Working Capital is less than the Estimated Working Capital, then the Seller shall pay to the Purchaser an amount equal to the amount by which the Estimated Working Capital exceeds the Final Working Capital.

(3)            Any payment to be made pursuant to this Section 1.3(e)(iii) shall be paid within five (5) Business Days after the final determination of the Final Working Capital pursuant to Section 1.3(e)(iv).

(iv)           Objection to Closing Statement. Seller shall have a period of thirty (30) days to review the Closing Statement (the “Closing Review Period”). During such Closing Review Period, the Purchaser shall provide the Seller and its representatives with prompt access to such books, records, materials, information and personnel as the Seller may reasonably request to confirm the accuracy of the Closing Statement. If the Seller disputes the calculation of Closing Statement, the parties shall handle that dispute pursuant to the process set forth in Section 1.3(d)(iv); provided, however, that all references to “Gross Profits” and “Earn-Out Amounts” shall instead refer to the “Final Working Capital” and all references to an “Earn-Out Statement” shall instead refer to the “Closing Statement.”

1.4                Assumption of Liabilities.

(a)                Assumed Liabilities. As of the Closing Date, the Purchaser will assume only the following liabilities, commitments and other obligations of the Seller (collectively, the “Assumed Liabilities”): all Liabilities, commitments and other obligations arising after the Effective Time pursuant to the Assumed Contracts, but only to the extent such liabilities and obligations (i) arise after the Effective Time, (ii) do not arise from or relate to any breach by the Seller of any provision of any of such Assumed Contracts, and (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Effective Time that, with notice or lapse of time, would constitute or result in a breach of any of such Assumed Contracts.

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(b)                Retained Liabilities. Anything to the contrary in this Section 1.4 notwithstanding, the Parties expressly agree that, except with respect to the Assumed Liabilities, the Purchaser will not assume or otherwise become liable for any Liabilities of the Seller of any nature whatsoever, all of which shall be retained by the Seller (collectively, the “Retained Liabilities”), whether or not any of the same have been disclosed to the Purchaser and whether or not any of the same relate to the Business Assets. The Seller will discharge when lawfully due the Retained Liabilities.

1.5               Closing. The sale and purchase of the Business Assets shall occur (the “Closing”) on the date of this Agreement. Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts) simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Purchaser may mutually agree upon in writing. The date on which Closing occurs is referred to as the “Closing Date”. The consummation of the transactions contemplated by this Agreement shall be deemed to have occurred at 12:01 a.m. on the Closing Date; provided, however, that the consummation of the transactions contemplated by this Agreement, solely for tax and accounting purposes, shall be deemed to have occurred at 12:01 a.m. on October 1, 2021 (the “Effective Time”).

1.6               Deliveries by the Seller. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, the Seller shall deliver or cause to be delivered to the Purchaser each of the following:

(a)                a Bill of Sale, in substantially the form attached hereto as Exhibit E (the “Bill of Sale”) for the Business Tangible Property, executed by an authorized officer of the Seller;

(b)                all consents, waivers or approvals required in order to properly effectuate the assignment of the Assumed Contracts to the Purchaser, or the consummation of the transactions pursuant to this Agreement, all in a form or forms reasonably acceptable to the Purchaser;

(c)                an Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit F (the “Assumption Agreement”) executed by the Seller;

(d)                an Assignment and Assumption of Lease, in substantially the form attached hereto as Exhibit G (the “Lease Assignment”) executed by the Seller and the landlord;

(e)                the Restrictive Covenants Agreements, in substantially the form attached hereto as Exhibit H (the “Restrictive Covenants Agreement”) executed by [____];

(f)                 a Settlement Statement, in substantially the form attached hereto as Exhibit I (the “Settlement Statement”) setting forth the various adjustments to the Closing Payment;

(g)                an Assignment of Intellectual Property, in substantially the form attached hereto as Exhibit J (the “IP Assignment”) executed by the Seller;

(h)                the 8-K Financial Information;

(i)                 the Lighthouse Director Side Letter executed by the Seller and the Majority Member;

(j)                 a certificate, signed by an authorized [manager/officer] of the Seller, dated as of the Closing Date, certifying (i) the accuracy, completeness and full force and effect of the Charter Documents of the Seller attached thereto as an exhibit; (ii) (A) the resolutions duly adopted by the managers and the members of the Seller authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and (iii) the incumbency of the [manager/officer(s)] of the Seller executing this Agreement and the other Related Agreements, including specimen signatures;

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(k)                a good standing certificate for the Seller issued by the appropriate Governmental Authority of the state of the Seller’s organization, dated as of a recent date;

(l)                 evidence reasonably satisfactory to the Purchaser of a full release of all security interests held by third parties in any of the Business Assets;

(m)               evidence reasonably satisfactory to the Purchaser of full repayment and satisfaction of Closing Indebtedness;

(n)                Uniform Commercial Code lien searches and such other searches as may be reasonably requested by the Purchaser to confirm that there are no financing statements, judgments, taxes or other Liens outstanding against the Seller or any of the Business Assets as of the Closing;

(o)                tax clearance certificates from the taxing authorities in the jurisdictions that impose Taxes on the Seller or where the Seller has a duty to file Tax returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any Taxes owed by the Seller in those jurisdictions;

(p)                An affidavit of non-foreign status of the Seller and the Majority Member, dated as of the Closing Date, in form and substance required under Section 1445 of the Code such that the Purchaser is exempt from withholding any portion of the Purchase Price; and

(q)                such other separate documents or instruments of sale, assignment or transfer as the Purchaser shall reasonably request, including registration transfers for Domain Names used or held for use by the Seller for the Business, to evidence the consummation of the transactions set forth herein.

1.7                Deliveries by the Purchaser. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, the Purchaser shall deliver or cause to be delivered to the Seller each of the following:

(a)                the Closing Payment;

(b)                the Issued Shares delivered to the Seller or its designees;

(c)                the Assumption Agreement executed by the Purchaser;

(d)                the Lease Assignment executed by the Purchaser;

(e)                the Restrictive Covenants Agreements executed by the Purchaser;

(f)                 the IP Assignment executed by the Purchaser;

(g)                the Lighthouse Director Side Letter executed by the Purchaser;

(h)                the Settlement Statement executed by the Purchaser; and

(i)                 a certificate, signed by an authorized officer of the Purchaser, dated as of the Closing Date, certifying (i) (A) the resolutions duly adopted by the Board of Directors of the Purchaser or its parent authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and (ii) the incumbency of the officer(s) of the Purchaser executing this Agreement and the other Related Agreements, including specimen signatures.

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1.8               Allocation of Purchase Price. The Purchase Price shall be allocated among the Business Assets in accordance with the methodology set forth on Section 1.8 of the Disclosure Schedule. The Parties shall make consistent use of this allocation for all purposes (including Tax and financial accounting) and in any and all filings, declarations and reports with the Internal Revenue Service in respect thereof.

1.9               Withholding Tax. The Purchaser shall be entitled to deduct and withhold from the Purchase Price all taxes that the Purchaser may be required to deduct and withhold under any applicable Tax law. All such withheld amounts shall be treated as delivered to the Seller hereunder.

1.10             Transfer Restrictions; Share Certificates; Book Entry Shares.

(a)                Any shares comprising the Issued Shares shall not be sold, pledged, or otherwise transferred, and the Seller and any of its designees shall not , directly or indirectly, unless otherwise provided herein, (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, assign, transfer, borrow or otherwise dispose of any Issued Shares or otherwise publicly disclose the intention to do so, except where such transfer complies with the applicable securities laws. Seller and the designees agree that Purchaser shall instruct Purchaser’s transfer agent to issue stop-transfer instructions with respect to the Issued Shares and any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. The Seller and any designee will cause any proposed purchaser, pledgee, or transferee of such shares to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement and all applicable federal and state laws, including the Securities Act.

(b)               The holder of any shares comprising the Issued Shares, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 1.10. Before any proposed sale, pledge, or transfer of any such shares, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the holder thereof shall give notice to the Purchaser of such holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Purchaser, shall be accompanied at such holder’s expense by obtaining a written opinion of corporate counsel for Purchaser, to the effect that the proposed transaction may be effected without registration under the Securities Act. The Purchaser agrees to use reasonable efforts to effectuate a registration statement in connection with the Issued Shares within a reasonable period of time after the Closing Date.

(c)                All certificates representing the Issued Shares or any other securities issued in respect of such shares upon stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by applicable state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT AND SUCH REGISTRATION STATEMENT REMAINS EFFECTIVE, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) COMPANY COUNSEL HAS OPINED THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT.”

In addition, with respect to any Issued Shares or any other securities issued in respect of such shares that are issued in book-entry form, a notation comparable to the foregoing legend shall be reflected on the books and records of the Purchaser’s transfer agent.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE MAJORITY MEMBERS

Except as specifically set forth in the Disclosure Schedule attached hereto as Exhibit K (the “Disclosure Schedules”), the Seller and the Majority Member, jointly and severally, hereby make the representations and warranties set forth in this ARTICLE II to the Purchaser as of the date hereof; provided, however, the Seller shall only make the representations and warranties set forth in. Section 2.31 in the event that the Seller is actually issued some or all of the Issued Shares in connection with the Closing.

2.1              Organization and Qualification. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. The Seller’s members identified in Section 2.1 of the Disclosure Schedules own in the aggregate all of the issued and outstanding equity interest of the Seller. The Seller has the company power to own the Business Assets and to carry on the Business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would be material. The Seller has provided to the Purchaser a true and correct copy of its operating agreement and articles of organization, in each case as amended to date, and as in full force and effect on the date hereof (collectively, the “Charter Documents”).

2.2              Authority. (a) The Seller has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of the Seller, and no further action is required on the part of the Seller to authorize the Agreement and any Related Agreements to which the Seller is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Seller is a party have been duly executed and delivered by the Seller and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, except to the extent that such enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other Law affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b)               The Majority Member has full power, authority and legal right and capacity to enter into and perform its obligations under this Agreement and each other Related Agreement to which the Majority Member is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Related Agreements to which the Majority Member is a party have been duly executed and delivered by the Majority Member and are legal, valid and binding obligations of the Majority Member, enforceable against the Majority Member in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and general principles of equity.

2.3              Consents and Approvals; No Violation. Except as set forth in Section 2.3 of the Disclosure Schedules, no filing or registration with, and no permit, authorization, consent or approval of, any Party, including any Governmental Authority, is necessary, and the Seller is not required to give any notice to any Person, for the consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by the Seller with any of the provisions hereof do, (i) conflict with or result in any breach of any provision of the Charter Documents, (ii)  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Business Permit, note, Contract, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which the Seller is a party or by which the Seller, the Business or any of its assets may be bound (including any Assumed Contract), (iii) give rise to any lien, charge or other Encumbrance on any of the Business Assets, or (iv) violate any Law.

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2.4              Financial Statements.

(a)                The Seller has provided the Purchaser true, correct and complete copies of (i) the Seller’s audited financial statements, prepared by an independent accounting firm for the two most recent fiscal years and (ii) the Seller’s internal interim financial statements as of July 31, 2021 (the “Balance Sheet Date”) (collectively, the “Financial Statements”). The Financial Statements are accurate and complete, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and present fairly in all material respects the financial position of the Seller as of the date thereof and the results of operations and cash flows of the Seller for the periods covered thereby. The Financial Statements reflect all revenues earned through the Balance Sheet Date, regardless whether such revenues have been billed or collected. As of the respective dates of the Financial Statements, there are no Liabilities, contingent or definite, of the Seller that are not taken into account or otherwise disclosed in the Financial Statements.

(b)                The Seller  has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Seller ; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Seller are being made only in accordance with appropriate authorizations of the Seller’s management and the Seller’s board of directors; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Seller.

2.5              Undisclosed Liabilities. The Seller does not have any Liabilities of any nature with respect to the Business (whether accrued, absolute, matured or unmatured, fixed or contingent, known or unknown, or otherwise) other than (i) those set forth or adequately provided for in the Financial Statements (and the related notes thereto) as of the Balance Sheet Date, and (ii) those incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not individually or in the aggregate, material in amount.

2.6              Absence of Changes. Since the Balance Sheet Date, (i) the Seller has in all material respects conducted its Business in the ordinary course consistent with past practice; (ii) there has not occurred any change, event or condition that is a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect; (iii) there has not been any material destruction, damage or loss suffered by the Seller (whether or not covered by insurance) adversely affecting the Seller; and (iv) there has not been any material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits.

2.7              Customers and Vendors.

(a)              The Seller has not received any notice indicating that, nor to the Knowledge of the Seller is there a material likelihood that, any customer may cease dealing with the Seller or may otherwise materially reduce the volume of business transacted by such Person with the Seller below historical levels. Section 2.7(a) of the Disclosure Schedules sets forth a true, correct and complete list of the Seller’s top ten (10) customers (based upon the dollar amount of payments to Seller) for calendar years 2019, 2020 and the month period ending June 30, 2021.

(b)               The Seller has not received any notice indicating that, nor to the Knowledge of the Seller is there a material likelihood that, any vendor may cease dealing with the Seller or may otherwise materially reduce the volume of business transacted by such Person with the Seller below historical levels. Section 2.7(b) of the Disclosure Schedules sets forth a true, correct and complete list of the Seller’s top ten (10) vendors (based upon the dollar amount of payments by Seller) for calendar years 2019, 2020 and the month period ending June 30, 2021.

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2.8               Title to Business Assets; Encumbrances. The Seller has good and marketable title to all of the Business Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. No Affiliate of the Seller or any other Person holds any interest in any of the Business Assets. The Business Assets collectively constitute all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Purchaser to conduct the Business following the Closing Date in the manner in which the Business is currently being conducted and planned to be conducted. All of the items of Business Tangible Property owned or leased by the Seller: (a) have been maintained in accordance with normal industry practice; (b) in good operating condition and repair, subject only to ordinary wear and tear; and (c) are useable and fit for their purpose in which they are presently used. The Seller has sole and exclusive ownership, free and clear of any Liens, of all Customer Information, and no person other than the Seller possesses any claims or rights with respect to use of the Customer Information.

2.9              Material Contracts. Section 2.9 of the Disclosure Schedules sets forth a true, complete and correct list of each of the following material written or oral Contracts (the “Material Contracts”):

(a) any employment agreement, independent contractor agreement, consulting agreement, severance agreement, change in control agreement, bonus agreement, offer letter or other Contract relating to the employment or engagement of any employee, independent contractor, consultant or agent;

(b) any Contract relating to the purchase, license or lease of supplies, equipment, assets, property or products from, or the performance of services by, a third-party involving payment in excess of $35,000;

(c) any Contract relating to the sale, license or lease of supplies, products, assets or property to any third party, or the performance of services by Seller, involving payment in excess of $35,000; (d) any Contract relating to any license, franchise, software or Intellectual Property, or any ideas, technical assistance or other know-how (other than “off the shelf” shrink-wrap software licenses);

(e) any Contracts relating to capital expenditures involving payment in excess of $25,000 individually or in the aggregate;

(f) any Contracts relating to the grant to any third party of a Lien and Encumbrance on any assets;

(g) any Contracts relating to any joint venture or partnership or other Contract providing for the sharing of profits;

(h) any Contract restricting or limiting the freedom of Seller to compete or participate in any manner, business or territory;

(i) any collective bargaining agreement;

(j) any management, management services, services, administrative services or other Contracts relating to the provision or receipt of any management, business, marketing, payroll, human resources, administrative or other support services;

(k) any other Contract that requires performance for a period of more than ninety (90) days or that involves payments in excess of $25,000;

(l) any supplier agreements, master services agreements, or developer agreements;

(m) any other Contract material to Seller.

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Seller has delivered or made available to Purchaser true, correct and complete copies of each of the written Material Contracts and a description of the material terms of any material oral Material Contract. Except as set forth in Section 2.9 of the Disclosure Schedules each of the Material Contracts is with an unrelated third party, was entered into on an arm’s length basis in the ordinary course of business, and is in full force and effect in accordance with the terms thereof. There is no pending or, to the Knowledge of Seller, threatened cancellation or termination of any of the Material Contracts, and there are no outstanding disputes under any of the Material Contracts. The Material Contracts are enforceable by or against the Seller thereto and, against each other party thereto. There is no existing or claimed default or breach under any of the Assumed Contracts, or any existing event that to the Knowledge of Seller, with notice or lapse of time or both, would constitute a default or breach by the Seller or any other party to such Material Contracts, including the transactions contemplated hereunder. Following the Closing Date, the Purchaser will be permitted to exercise all of its rights under the Assumed Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Seller would otherwise be required to pay pursuant to the terms of such Assumed Contracts had the transactions contemplated by this Agreement not occurred.

2.10             Litigation.

(a)                There are no pending Proceedings, nor has the Seller received any threats by any Person to commence any Proceeding:

(i)                     that involves the Seller or that otherwise relates to or might affect the Seller, the Business or any of the Business Assets (whether or not the Seller is named as a party thereto); or

(ii)                   that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement or the Related Agreements.

(b)                To the Knowledge of the Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(c)                There is no Order to which any of the Business Assets is subject. There is no Order to which the Seller is subject.

(d)                There is no proposed Order that, if issued or otherwise put into effect, (i) may have a Material Adverse Effect on the ability of the Seller to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement or the Related Agreements.

2.11             Taxes.

(a)                All Tax Returns required to be filed by the Seller for any period prior to the Effective Time have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)                The Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Business Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)                No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller.

(d)                All deficiencies asserted, or assessments made, against the Seller as a result of any examinations by any taxing authority have been fully paid.

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(e)                The Seller is not a party to any Proceeding by any taxing authority. There are no pending or threatened Proceedings by any taxing authority.

(f)                 There are no Encumbrances for Taxes upon any of the Business Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Business Assets (other than for current Taxes not yet due and payable).

(g)                The Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

2.12             Employees.

(a)                Section 2.12(a) of the Disclosure Schedules contains a true, correct and complete list of (i) the employees currently employed by the Seller (the “Business Employees”), including any agreement with any such Employee, job title (if any), full or part-time status, date of hire, citizenship status, and a description of the rate and nature of all current salary or wages payable by the Seller to each Employee, including all accrued sick, personal and vacation days as of the date of this Agreement, all fringe benefits and all other items owed to such Employees, (ii) each consultant or independent contractor who currently provides services to the Seller, and (iii) all personnel policies, manuals, employee handbooks, summary plan descriptions and similar materials pertaining to the Business. Except as specifically described in Section 2.12(a) of the Disclosure Schedules, there are no other forms of compensation paid to any Employee. Except as specifically described in Section 2.12(a) of the Disclosure Schedules, all Employees currently employed by the Seller are actively at work (or on vacation) and no Employee is currently on a leave of absence, layoff, suspension, sick leave, workers’ compensation, short or long-term disability, family leave, military leave, or otherwise not actively performing his or her work during all normally scheduled business hours (other than vacation). The Seller is not subject to any collective bargaining agreement. There is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to the Knowledge of the Seller, threatened against or affecting the Business and during the three (3) years preceding the Closing Date there has been no such action. No union organization campaign is in progress with respect to any of the Employees, and no question concerning representation exists respecting such Employees. Each person classified by the Seller as an independent contractor satisfies and has satisfied the requirements of any applicable Law to be so classified, and the Seller has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so.

(b)               The Seller has been and is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, the Americans with Disabilities Act, human rights, employment standards, safety and health, tax reporting and withholding with respect to wages and other compensation, and labor relations. There is not now, nor within the three (3) years preceding the Closing Date has there been, any unfair labor practice complaint against the Seller pending or, to the Knowledge of the Seller, threatened before any labor relations board or any other comparable authority. The Seller has not incurred and does not reasonably expect to incur any Liability under the WARN Act and the regulations promulgated thereunder or any similar state or local law.

2.13             Employee Benefits.

(a)               Except as disclosed on Section 2.13(a) of the Disclosure Schedules, neither the Seller, nor any of its ERISA Affiliates, maintains or sponsors, or has any Liability, contingent or otherwise, with respect to, any Benefit Arrangement. The Seller has delivered to the Purchaser true and complete copies of: (i) each written Benefit Arrangement document and a description of each unwritten Benefit Arrangement, (ii) each summary plan description relating to any Benefit Arrangement, (iii) each trust, insurance or other funding contract or agreement relating to any Benefit Arrangement, (iv) each administrative services contract or agreement relating to any Benefit Arrangement, (v) the three (3) most recent annual reports for each Benefit Arrangement (including all related schedules), if applicable, (vi) all correspondence with or from the IRS, the U.S. Department of Labor or any other Governmental Authority relating to any Benefit Arrangement relating to any controversy or audit, (vii) the most recent IRS determination letter, opinion, notification or advisory letter (as the case may be) for each Benefit Arrangement which is intended to constitute a qualified plan under Section 401 of the Code and (viii) any others documents in respect of any Benefit Arrangement reasonably requested by Purchaser. Neither the Seller nor any ERISA Affiliate has any obligation or commitment to establish, maintain, operate or administer any new Benefit Arrangement or to amend any Benefit Arrangement so as to increase benefits thereunder or otherwise. The Seller may amend or terminate any Benefit Arrangement (other than an employment agreement or similar agreement that cannot be terminated without the consent of the other party) at any time without incurring any Liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination. No Benefit Arrangement has terms requiring assumption by the Purchaser.

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(b)                Neither the Seller, nor any ERISA Affiliate, has or has ever had any Liability with respect to any Benefit Arrangement that is subject to Title IV of ERISA, including a “multiemployer plan”, as defined in Section 3(37) of ERISA or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA. Neither the Seller nor any ERISA Affiliate has terminated a Benefit Arrangement with respect to which any Liability remains outstanding.

(c)               No Benefit Arrangement provides or has ever provided post-retirement medical, health or other welfare benefits, except to the extent required by Part 6 of Title I of ERISA. No Benefit Arrangement is or has ever been a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code.

(d)               Each Benefit Arrangement conforms to, and has been operated and administered in compliance with, its terms and all applicable Laws. Each Benefit Arrangement intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a currently effective favorable determination, opinion, notification or advisory letter issued by the IRS to the effect that such Benefit Arrangement is so qualified and that the trust thereunder is exempt from federal income Tax under Section 501(a) of the Code. No event has occurred, and no condition exists, which could adversely affect the Tax-qualified status of any such Benefit Arrangement. Neither the Seller nor any ERISA Affiliate has incurred or is subject to a Tax under Section 4979 of the Code.

(e)               There are no pending or, to the Knowledge of the Seller, threatened liens, actions, suits, claims, trials, arbitrations, investigations or other proceedings by any Person, including any present or former participant or beneficiary under any Benefit Arrangement (or any beneficiary of any such participant or beneficiary) or any Governmental Authority involving any Benefit Arrangement or any rights or benefits under any Benefit Arrangement other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. No event has occurred and no condition exists that could subject the Seller or the fund of any Benefit Arrangement to the imposition of any Tax or penalty with respect to any Benefit Arrangement, whether by way of indemnity or otherwise. All contributions required to have been made or remitted and all expenses required to have been paid by the Seller and/or any ERISA Affiliate to or under any Benefit Arrangement under the terms of any such plan, any agreement or any applicable Law have been paid within the time prescribed by any such plan, agreement or Law. All contributions to or under any Benefit Arrangement have been and are currently deductible under the Code when made. No “prohibited transaction” (as defined in ERISA Section 406) or breach of fiduciary responsibility has occurred with respect to any Benefit Arrangement for which a Tax, penalty or other Liability of whatever nature could be incurred by the Seller or any ERISA Affiliate, directly or indirectly.

2.14              Real Property.

(a)                Section 2.14(a) of the Disclosure Schedules contains a complete and accurate list of all real property, structures and buildings used by or in connection with the Business (the “Real Property”). Except as set forth in Section 2.14(a) of the Disclosure Schedules, all presently existing improvements included in the Real Property are in reasonably good operating condition and repair (subject to normal wear and tear) and sufficient for the operation of the Business as presently conducted by the Seller. To the Knowledge of Seller, there are no structural deficiencies or latent defects affecting any of the improvements and there are no facts or conditions affecting any of the improvements that would interfere with the use or occupancy of the improvements or any portion thereof in the operation of the Business as presently conducted by the Seller.

(b)               To the Knowledge of the Seller, (i) there is no pending or threatened condemnation, expropriation or other Proceeding in eminent domain affecting any parcel of the Real Property or any portion thereof or interest therein, and (ii) there is no pending or threatened injunction, decree, order, writ or judgment outstanding, nor any claim, litigation, administrative action or similar proceeding relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof.

(c)               To the Knowledge of the Seller, the Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use Laws, including the Americans with Disabilities Act of1990, as amended (collectively, the “Real Property Laws”), and all insurance requirements affecting the Real Property, and the current use and occupancy of the Real Property and operation of the Business do not violate any Real Property Laws in any material respect. The Seller has not received any notice of violation of any Real Property Laws and to the Knowledge of the Seller, there is no basis for the issuance of any such notice or the taking of any action for such violation. To the Knowledge of the Seller, there is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of the Real Property or any portion thereof in the operation of the Business as presently conducted by the Seller.

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(d)          To the Knowledge of the Seller, the classification of each parcel of the Real Property under applicable zoning laws permits the use and occupancy of such parcel and the operation of the Business as presently conducted and as proposed to be conducted, and permits the improvements located thereon as currently constructed, used and occupied. To the Knowledge of the Seller, there are sufficient parking spaces and other facilities at the Real Property to comply with such zoning Laws and to permit the operation of the Business as presently conducted by the Seller. To the Knowledge of the Seller, none of the improvements encroach on any land that is not included in the Real Property or on any easement affecting such Real Property, or violate any building lines or set back lines, and there are not encroachments onto any of the Real Property, or any portion thereof, which encroachment would interfere with the use or occupancy of such Real Property or the continued operation of the Business as presently conducted and as proposed to be conducted.

(e)          Section 2.14(e) of the Disclosure Schedules lists all leases, subleases, licenses, concession agreements or other use or occupancy agreements that relate to the Business and pursuant to which the Seller leases to or from any other party any Real Property (the “Real Property Leases”). All of the Real Property Leases, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing, (i) are valid and in full force and effect, without default (or event which with notice or passage of time or both would constitute a default) on the part of any party to such Real Property Leases and (ii) have not been assigned, modified, supplemented or amended. The Real Property Leases and the Seller’s interests thereunder are and will be free of all Encumbrances in favor of any creditors of the Seller. Except as set forth on Section 2.14(e) of the Disclosure Schedules, the Seller is not required to obtain any approvals in order to transfer the Real Property Leases to the Purchaser.

2.15       Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Business Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and, to the Knowledge of Seller, none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Business Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

2.16       Inventory. All Inventory, is (a) free of any material defect or other deficiency; (b) of a quality, quantity, and condition useable and saleable in the ordinary course of the Business (subject to obsolescence reserves); and (c) properly stated on the Financial Statements and books and records of the Seller at the lesser of cost or fair market value on a moving average price (MAP) basis, with adequate obsolescence reserves reflected in the Financial Statements in accordance with GAAP. None of the Inventory is obsolete (except for the obsolescence reserve) and no write-down of such Inventory has been made or should have been made in the period since [July 1, 2021]. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. All Inventory is located at the Business, except for such Inventory that may be located at a customer’s location pursuant to an Assumed Contract.

2.17       Product Warranty. The Seller does not have any Liability for replacement or repair of products sold or delivered by the Seller, or other damages in connection therewith, except as required by Applicable Laws or pursuant to contractual commitments. No product sold, leased, distributed, delivered, or packaged by the Seller, in connection with the Assumed Contracts, is subject to any guaranty, warranty, or other indemnity other than the applicable guaranty, warranty or other indemnity set forth in the applicable Assumed Contract. Each product manufactured, sold, leased, distributed or delivered by Seller is and has been at all times (a) in conformity with all applicable contractual commitments (including applicable specifications) and all express and implied warranties, (b) merchantable, (c) free from defects in workmanship, materials, packaging, construction and design, (d) fit and sufficient for the purpose for which it is intended and/or which is stated on any packaging, labeling or advertising, and (e) produced, packaged, labeled, packed, shipped, and invoiced in compliance with Applicable Laws. The Inventory is guaranteed under all Applicable Laws not to be (x) adulterated or misbranded, or (y) articles which may not be introduced into interstate commerce. Seller has no Liability (and there is no basis for any present or future Proceeding against Seller giving rise to any Liability) for replacement or repair or any products or other damages in connection with the Business, subject only to reserves for product warranty claims set forth on the face of the Balance Sheet and explicitly designated as a Liability of the Business, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. No product manufactured, sold, leased, distributed, delivered or packaged by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease as set forth on Section 2.17 of the Disclosure Schedules.

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2.18       Insurance. The Seller has maintained insurance with respect to the Business Assets, Assumed Liabilities and the operation of the Business under such coverage policies and in such amounts that would be in accordance with good industry practice (collectively, the “Insurance Policies”) .. There are no claims related to the Business, the Business Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

2.19        Environmental Matters. Seller is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date, and there are no facts or circumstances that would reasonably be expected to give rise to any such violation of or Liability under Environmental Law. To the Knowledge of the Seller, no real property or facility now or formerly leased or used by the Seller is contaminated with any substance or material that requires investigation, remediation or clean-up under any law, regulation, order, directive or other requirement, contains asbestos or has located on, at or under it any fuel, oil or gasoline storage tanks. To the Knowledge of the Seller, the Real Property has not been used for hazardous waste disposal and the Real Property is not in violation of any Federal, state or local law, ordinance or regulation relating to environmental conditions on, under or about the Real Property, including, but not limited to soil, ground water, toxic waste or biological conditions. The Seller has not used, generated, manufactured, stored or disposed of on, under or about the Real Property or transported to or from the Real Property any Hazardous Materials in violation of any Federal, state or local law, ordinance or regulation relating to environmental conditions. For the purposes of this paragraph, the term “Hazardous Materials” shall include but not be limited to flammable explosives, radioactive materials, hazardous wastes, toxic substances, biological materials, and any other materials encompassed in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, and all applicable state and local laws, regulations and publications.

2.20       Governmental Authorizations; Licenses; Etc. The Seller has at all times operated in compliance with all applicable Laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities and no written claims have been filed against, and no notices have been received by, the Seller alleging a violation of any such Laws, rules, regulations, codes, ordinances, orders, policies or guidelines. The Seller has all Business Permits relating to the Business and Business Assets, necessary or advisable for the operation of the Business and/or use of the Business Assets as currently conducted by the Seller. There is no action, case or proceeding pending or, to the Knowledge of the Seller, threatened by any Governmental Authority with respect to (i) any alleged violation by the Seller (or an employee or agent of the Seller) or their Affiliates of any Law or (ii) any alleged failure by the Seller (or an employee or agent of the Seller) or their Affiliates to have any required in connection with the operation of the Business or use of the Business Assets. No notice of any violation of such laws has been received by the Seller or any Affiliate of the Seller and neither the Seller, any such Affiliate nor has any member of Seller received any notice that the services furnished by the Business are not in compliance with, or do not meet the standards of, all applicable Laws. Section 2.20 of the Disclosure Schedules sets forth a true and complete list of all Business Permits. Such Business Permits are in full force and effect and the Seller has not received any notification of the suspension or cancellation of any thereof. All reports and returns required by Law to be filed by the Seller in connection with the Business or Assets with any Governmental Authority on or before the date hereof have been timely filed and were, when filed, and currently are true, accurate and complete. Section 2.20 of the Disclosure Schedules lists all of the Business Permits possessed by the Seller which, in accordance with applicable Law, the Purchaser is required to notify, obtain the consent of or otherwise amend the Seller’s filings, application or other paperwork with the issuing Governmental Authority prior to the consummation of the transactions contemplated hereby.

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2.21       Intellectual Property. Section 2.21 of the Disclosure Schedules contains a complete and accurate list of all Intellectual Property. No Intellectual Property is subject to any claim, proceeding or outstanding decree, order, judgment, or stipulation or Contract restricting, in any material manner, the use, transfer, or licensing thereof, or which may materially affect the validity, use or enforceability of such Intellectual Property. The Seller owns, and has good and exclusive title to, each item of Intellectual Property free and clear of any lien or encumbrance. To the Knowledge of the Seller, no person has infringed or misappropriated, or is infringing or misappropriating, any Intellectual Property. There are and have been no claims or Actions pending or, to the Knowledge of the Sellers, threatened against Seller contesting the validity, use, ownership or enforceability of any of the Intellectual Property owned by Seller or used in the operations of the Business, and no notices have been received by Seller that the operations of the Business are infringing, misappropriating or otherwise violating the Intellectual Property of any other Person. Section 2.21 of the Disclosure Schedules sets forth a true, correct and complete list, all Intellectual Property: (A) owned or developed by Seller; or (B) licensed to Seller or otherwise owned by any third party Person and used in the Business (other than “off the shelf” shrink-wrap software licenses). With respect to the registered Intellectual Property listed on Section 2.21 of the Disclosure Schedules as owned or developed by Seller, all such Intellectual Property is valid, subsisting and in full force and effect and Seller has paid all maintenance fees and made all filings required to maintain its ownership thereof. For all such registered Intellectual Property owned or developed Seller, Section 2.21 of the Disclosure Schedules also includes a true, correct and complete list of (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.

2.22       Customary Business Practices. The Seller has not, directly or indirectly:

(a)         made or authorized the making of any offer, payment or promise to give anything of value to (i) any official or employee of a Governmental Authority, (ii) any political party or official thereof or any candidate for political office or (iii) except for de minimis business entertainment, any customer, supplier or competitor of the Seller (or any employee, officer or director of any such customer, supplier or competitor); or

(b)       engaged in any practice in violation of Law which would subject the Seller to any harm, or which could be used as the basis for the termination or modification of any Assumed Contract or Business Permit.

2.23       Brokers/Finders. The Seller has not agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated hereby for which the Purchaser will become liable.

2.24       Seller’s Information. The representations and warranties made by the Seller and the Majority Member herein and in any schedule hereto, and in any certificate furnished by the Seller and the Majority Member pursuant to this Agreement, and the information furnished by the Seller and the Majority Member in connection with this Agreement and the transactions contemplated hereunder, do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.25       Solvency. Immediately prior to the Closing and, after giving effect to the transactions described in and contemplated by this Agreement and the Related Agreements and the incurrence of all obligations incurred in connection herewith and therewith, subsequent to the Closing, the Seller shall be Solvent. “Solvent” means that (a) the fair value of the assets and properties of such Person exceeds its total liabilities (including probable liability in respect of contingent liabilities), (b) the present fair saleable value of the assets and properties of such Person will not be less than the amount that will be required to pay its probable liability on its debts and other liabilities, including contingent liabilities, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) such Person is not engaged, and is not about to engage, in businesses or transactions for which its assets and properties would constitute an unreasonably small capital.

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2.26       Related Party Transactions. Except as set forth in Section 2.26 of the Disclosure Schedules, no current or former partner, director, officer, employee, shareholder or other equity holder of the Seller or any associate or Affiliate thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the twelve (12)-month period ending on the date hereof has been, (i) a party to any transaction with the Seller, including any contract, agreement or other arrangement providing for the furnishing of services by, or the sale, purchase or rental of real or personal property from, or otherwise requiring payments to, any such partner, director, officer, employee, shareholder or other equity holder, or (ii) to the Knowledge of the Seller, the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Seller or the Business, nor does any such partner, director, officer, employee, shareholder or other equity holder of the Seller receive income from any source other than the Seller which relates to the Business or should properly accrue to the Seller.

2.27       COVID Related Matters. Section 2.27 of the Disclosure Schedules sets forth a true, correct and complete list of all COVID Relief Programs in which Seller is participating or has participated, including the amount of funds requested, applied for and/or received under each such program.

(a) With respect to each such COVID Relief Program, (i) Seller has made all attestations, certifications or other submissions or filings required to be made in connection therewith, (ii) all attestations, certifications or other submissions or filings made by or on behalf of Seller in connection therewith (whether required or otherwise) are and have been true, complete and accurate and in compliance with applicable Law, and Seller was eligible to participate in such COVID Relief Program, (iii) Seller is and has been in compliance with all Laws, covenants and other requirements in connection therewith, including the use of related funds, (iv) Seller has not been made the subject of or received any notice of any audit or review by any Governmental Authority in connection therewith, and (v) Seller has maintained books and records (including with respect to use of funds or proceeds) sufficient to qualify or satisfy the terms and conditions for relief (including forgiveness under the Paycheck Protection Program) thereunder. Seller has used or applied all proceeds from any PPP Loan only as permitted under the Paycheck Protection Program, the CARES Act and Small Business Act. Seller has submitted true, accurate and complete forgiveness applications for each PPP Loan received to the applicable PPP Lender, in its capacity as lender in connection therewith.

(b) Seller is not currently experiencing any material business interruptions or incurring any material Liabilities arising out of, resulting from or related to COVID or any related quarantine, “shelter in place”, “stay at home”, “safer at home”, social distancing, shut down or similar Law, Order, directive, guideline, pronouncement or recommendation issued by any industry group or Governmental Authority, whether directly or indirectly, including shutdowns or closures, layoffs, furloughs or workforce reductions, disruptions to supply chains, failure of service providers to timely perform services, personal protective equipment shortages or labor shortages.

2.28       Issued Shares. The Seller and the Seller’s Members have been advised that the Issued Shares are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, but are being offered and sold pursuant to exemptions from such laws. The Seller and the Seller’s Members acknowledge that the Purchaser is relying upon the representations and warranties contained herein for the purpose of qualifying the offer and sale of the Issued Shares for applicable exemptions from registration or qualification pursuant to federal or state securities laws, rules and regulations. The Seller and the Seller’s Members each individually, are acquiring the Issued Shares for their own account and not with a view towards their distribution within the meaning of Section 2.5(a)(11) of the Securities Act of 1933, as amended.

2.29       Accounts Receivable. The Accounts Receivable (a) have arisen from bona fide transactions entered into by the Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and are collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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2.30       Accounts Payable. All accounts payable of Seller (i) are reflected properly on the books and records of Seller in accordance with GAAP; (ii) arose from bona fide, arms-length transactions in the ordinary course of business for services performed for, or goods sold to, Seller, for which Seller obtained substantially equivalent value; and (iii) have been incurred in accordance with applicable payment or credit terms imposed by the vendors of such services or goods. None of the accounts payable of Seller has been due and payable by Seller for a period in excess of thirty (30) days from the due date of any invoice giving rise thereto.

2.31       Securities Laws Matters.

(a) Seller or the respective designee understands that (i) the Issued Shares are speculative investments, (ii) the Issued Shares are “restricted securities” inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under Rule 144 promulgated under the Securities Act only in certain limited circumstances, (iii) there are restrictions on the transferability of the Issued Shares under the Securities Act and similar state securities laws, (iv) it may not be possible to liquidate an investment in the Issued Shares immediately, (v) Seller or the respective designee is responsible for the costs of removing any such transfer restrictions, including expenses for legal opinions, (vi) Seller or the respective designee is able to bear the economic risk of this investment, to hold the Issued Shares indefinitely, and presently to afford a complete loss of this investment, and (vii) Seller or the respective designee has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Issued Shares and of making an informed investment decision.

(b) Seller or the respective designee consents to the placement of a legend as outlined in Section 1.10(c) on any stock certificate evidencing the Issued Shares being delivered to Seller or the respective designee, or on the books of the Purchaser’s transfer agent evidencing the Issued Shares. If required by the authorities of any state in connection with the issuance or sale of the Issued Shares, the legend required by such state authority.

(c) Seller or the respective designee acknowledges and agrees that, as of the date of issuance thereof, the Issued Shares will not be registered under the Securities Act or the securities Laws of any state and that such shares may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such Laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such Laws, is available.

(d) Seller or the respective designee is acquiring the shares of Purchaser solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. The Issued Shares to be received by Seller or the respective designee hereunder will be acquired for Seller’s or the respective designee’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and Seller or the respective designee has no present intention of selling, granting any participation in, or otherwise distributing the same, and has no arrangement or understanding with any other persons regarding the distribution of such Issued Shares in violation of the Securities Act or any applicable state securities law without prejudice, however, to Seller’s or the respective designee’s right at all times to sell or otherwise dispose of all or any part of such Issued Shares in compliance with applicable federal and state securities Laws. Nothing contained herein shall be deemed a representation or warranty by Seller or the respective designee to hold the Issued Shares for any period of time. Seller or the respective designee is not a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or an entity engaged in a business that would require him to be so registered.

(e) Seller or the respective designee is an accredited investor (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act), and has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Issued Shares and to protect its own interest in connection with such investment.

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(f) Purchaser has made available the annual report on Form 10-K for the year ended June 30, 2021, and Seller has had the opportunity to review such report. Seller or the respective designee has had an opportunity to receive all information related to Purchaser requested by him and to ask questions of and receive answers from Purchaser regarding the Purchaser, its business and the terms and conditions of the offering of the Issued Shares. Seller or the respective designee acknowledges receipt of copies of the all other reports filed by Purchaser with the Commission pursuant to Sections 13(a), 13(e), 14 and 15(d) of the Exchange Act since the filing of the Form 10-K and during the twelve (12) months preceding the date hereof. Neither such inquiries nor any other due diligence investigation conducted by Seller or the respective designee shall modify, limit or otherwise affect Seller’s or the respective designee’s right to rely on Purchaser’s representations and warranties contained in this Agreement or to exercise any remedy available to Seller or the respective designee under applicable Law or in equity. Investor is aware that COVID-19 and/or the economic disruptions resulting from COVID-19 may impact the Purchaser’s operations, financial results and condition to an extent currently unforeseeable by the Purchaser.

(g) Seller or the respective designee did not learn of the investment in the Issued Shares as a result of any general solicitation or general advertising.

(h) Since such time as Seller was first contacted by Purchaser or any other person acting on behalf of Purchaser regarding the transactions contemplated hereby, neither Seller nor the respective designee nor any Affiliate of Seller which (a) had knowledge of the transactions contemplated hereby, (b) has or shares discretion relating to Seller’s investments or trading or information concerning Seller’s or the respective designee’s investments, including in respect of the Issued Shares, or (c) is subject to Seller’s or the respective designee’s review or input concerning such Affiliate’s investments or trading has, directly or indirectly, effected or agreed to effect, or will directly or indirectly effect, any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act with respect to the Issued Shares, granted any other right (including, without limitation, any put or call option) with respect to the Issued Shares or with respect to any security that includes, relates to or derived any significant part of its value from the Issued Shares or otherwise sought to hedge its position in the Issued Shares (each, a “Prohibited Transaction”). Seller or the respective designee acknowledges that the representations, warranties and covenants contained in this Section 2.31(h) are being made for the benefit of the Seller or the respective designee as well as the Purchaser.

(i) Seller or the respective designee acknowledges that as a result of the transaction contemplated by this Agreement, Seller or the respective designee may be obligated to comply with Section 16 of the Exchange Act, including making filings with the Commission, such as Schedule 13 or Form 3, 4 or 5.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the representations and warranties set forth in this ARTICLE III to the Seller as of the date hereof and as of the Closing Date.

3.1         Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power to own its properties and carry on its business as it is now being conducted, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.

3.2         Authority. The Purchaser has full power and authority to execute and deliver this Agreement and any Related Agreements and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and any Related Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except to the extent that such enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other Law affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

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3.3         Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by the Purchaser with any of the provisions hereof do, as of the date hereof, or will, as of the Closing Date, (i) conflict with or result in any breach of any provision of the organizational documents of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties or assets may be bound, or (iii) violate any Law applicable to the Purchaser; except in the case of clauses (ii) or (iii), for breaches, violations or defaults as do not and could not reasonably be expected to result in a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated herein.

3.4          Brokers/Finders. The Purchaser has not agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated hereby for which the Seller will become liable.

3.5          Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

3.6         Solvency. Immediately after giving effect to the transactions contemplated hereby, Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or Seller. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

3.7          Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.8          Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Business Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article II of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Business Assets or this Agreement, except as expressly set forth in Article II of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1         Confidentiality. From and after the Closing, the Seller and the Majority Member shall, and shall cause their respective Affiliates to, keep confidential and not use in any manner any information, whether written or oral, concerning the Business, the Business Assets, the Assumed Liabilities, this Agreement and the Related Agreements, and the transactions contemplated hereby or thereby. If the Seller or the Majority Member are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller and the Majority Member shall promptly notify Purchaser in writing and shall disclose only that portion of such information which the Seller or the Majority Member are advised by its counsel in writing is legally required to be disclosed.

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4.2         Public Disclosure. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Purchaser and the Seller. Thereafter, each of the of the Seller and Purchaser agrees that no public release, statement, announcement, or other disclosure concerning the Agreement and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Authority to which the relevant party is subject or submits, provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

4.3         Expenses and Fees. All fees and expenses incurred in connection with the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement, shall be the obligation of the respective Party incurring such fees and expenses. Notwithstanding the foregoing, Purchaser, in connection with Seller’s 2019 and 2020 audits (the “Recent Audits”), agrees to (a) reimburse Seller for one hundred percent (100%) of all fees incurred in relation to the Recent Audits in the event the Parties do not close on the transaction described herein, and (b) to reimburse Seller for fifty percent (50%) of all fees incurred in relation to the Recent Audit upon Closing.

4.4         Further Assurances. The Seller and the Majority Member, on the one hand, and the Purchaser, on the other, shall execute and deliver to the other any instrument not otherwise inconsistent with this Agreement that may be requested by the other and that is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement or to transfer any Business Assets or to obtain any consents or licenses necessary for the Purchaser to operate the Business and the Business Assets in the manner operated prior to the Closing Date. The Seller and the Majority Member agree to cooperate with the Purchaser in furnishing to the Purchaser information, evidence, testimony, and other assistance in connection with obtaining all necessary licenses, permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods after the Closing Date, including but not limited to audited and pro forma financial statements as may be required by a Governmental Authority with respect to the Issued Shares. The Parties shall cooperate in good faith with each other following the Closing Date with respect to all official Tax inquiries, the preparation of Tax returns and all other legitimate Tax matters relating to the Business Assets or Business. Such cooperation shall include making available, as reasonably requested and at the requesting Party’s expense, knowledgeable tax personnel and books, records and files relating to the Business Assets or the Business.

4.5          Tax Matters and Indemnification. The following provisions shall govern the allocation of responsibility as between the Seller and the Purchaser for certain tax matters following the Closing Date:

(a)          Notwithstanding anything in this Agreement to the contrary, including any limitation on indemnification otherwise provided for in ARTICLE V, the Seller and the Majority Member shall, jointly and severally, indemnify the Purchaser Indemnified Parties and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) any and all Taxes (or the non-payment thereof) of the Seller and its Affiliates, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Seller or its Affiliates (or any predecessor of any of the foregoing) is or was a member, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any person (other than the Seller) imposed on the Seller or its Affiliates as a transferee or successor, by Contract or pursuant to any law, rule or regulation, or (iv) any breach of any tax representation made by the Seller in Section 2.11. The Seller and the Majority Member shall reimburse the Purchaser for any Taxes of the Seller or its Affiliates that are the responsibility of the Seller pursuant to this Section 4.5 within fourteen (14) days after Purchaser’s written notice to Seller of payment of such Taxes by the Purchaser.

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(b)         Notwithstanding anything in this Agreement to the contrary, including any limitation on indemnification otherwise provided for in ARTICLE V, the Purchaser shall indemnify the Seller Indemnified Parties and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) any and all Taxes (or the non-payment thereof) of the Purchaser and its Affiliates, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Purchaser, its Affiliates or any of their Subsidiaries (or any predecessor of any of the foregoing) is or was a member, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, or (iii) any and all Taxes of any person (other than the Seller) imposed on the Purchaser or its Affiliates or any of their Subsidiaries as a transferee or successor, by Contract or pursuant to any law, rule or regulation. The Purchaser shall reimburse the Seller for any Taxes of the Purchaser or its Affiliates or any of their Subsidiaries that are the responsibility of the Purchaser pursuant to this Section 4.5 within fourteen (14) days after Seller’s written notice to Purchaser of payment of such Taxes by the Seller.

(c)          Bulk Sales Tax. To the extent compliance with any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Business Assets to the Purchaser (“Bulk Sales Laws”), the parties do hereby waive compliance therewith on the condition that (i) the Seller shall be responsible for payment of any taxes, fees or amounts pursuant to such Bulk Sales Laws, and that such amounts shall be reflected on the Settlement Statement; and (ii) any Liabilities or Damages arising out of the failure of the Seller to comply with the requirements and provisions of any Bulk Sales Laws shall be treated as Retained Liabilities.

(d)          Transfer Taxes. In addition to the Seller’s obligations in Section 4.5(c), the Seller shall also pay any stamp, sales, purchase, use or similar Tax under the laws of any Governmental Authority arising out of or resulting from the sale of the Assets. The Seller shall prepare and file the required Tax Returns and other required documents with respect to Taxes required to be paid by it pursuant to the preceding sentence and shall promptly provide the Purchaser with the payment of such Taxes.

4.6         Third-Party Consents. To the extent that the Seller’s rights under any Contract or Business Permit constituting a Business Asset, or any other Business Asset, may not be assigned to the Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller, at its sole costs and expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Purchaser’s rights under the Business Asset in question so that the Purchaser would not in effect acquire the benefit of all such rights, the Seller shall act after the Closing at the Purchaser’s direction in order to obtain for the Purchaser the benefits thereunder and shall cooperate with the Purchaser in any other reasonable arrangement designed to provide such benefits to the Purchaser.

4.7         Business Employees. On the Closing Date, the Seller shall terminate all the Business Employees and the Purchaser shall offer employment, on an “at will” basis, to all of such Business Employees. The Seller shall be solely responsible, and the Purchaser shall have no Liability whatsoever, for any compensation or other amounts payable to any Business Employee, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with the Seller at any time on or prior to the Effective Time, and the Seller shall pay all such amounts to all entitled Persons on or prior to the Effective Time. The Seller shall remain solely responsible for the satisfaction of all Liabilities for medical, dental, life insurance, health accident or disability benefits brought by or in respect of the Business Employees or the spouses, dependents or beneficiaries thereof, which Liabilities relate to events occurring on or prior to the Effective Time. The Seller also shall remain solely responsible for all workers’ compensation Liabilities of the Business Employees that relate to events occurring on or prior to the Effective Time. The Seller shall pay, or cause to be paid, all such amounts contemplated by this Section 4.7 to the appropriate Persons as and when due.

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4.8           Restrictive Covenants.

(a)          Non-Solicitation of Customers. For a period of five (5) years after the Closing Date (which period shall be computed by excluding from such computation any time during which the Seller or the Majority Member are in violation of any provision of this Section 4.8, the “Restricted Period”), neither the Seller nor the Majority Member shall cause their respective Affiliates not to, directly or indirectly, whether independently or in association with any other Person, (a) solicit, encourage or induce, or attempt to solicit, encourage or induce, or otherwise take any action that could reasonably be expected to cause, any Covered Customer to terminate or diminish its relationship with the Purchaser; (b) seek to persuade any such Covered Customer to conduct with anyone else any business or activity that such Covered Customer conducts or could conduct with the Purchaser; or (c) interfere with or disrupt, or attempt to interfere with or disrupt, the contractual relationship between any such Covered Customer and the Purchaser. As used in this Agreement, “Covered Customer” means any Person who is or was an actual or prospective customer of the Seller or the Purchaser.

(b)         Non-Solicitation of Employees. During the Restricted Period, neither the Seller nor the Majority Member shall, and shall cause their respective Affiliates not to, directly or indirectly, whether independently or in association with any other Person, (a) hire or engage as an employee, independent contractor, consultant or otherwise any Covered Employee; (b) solicit, encourage, induce or persuade, or attempt to solicit, encourage, induce or persuade, any Covered Employee to discontinue or leave the service (whether as an employee, independent contractor, consultant or otherwise) of the Purchaser or otherwise terminate or diminish its relationship with the Purchaser; (c) in any way interfere with the relationship between any Covered Employee and the Purchaser; or (d) disclose names or other information about any Covered Employee to any Person under circumstances which could reasonably be expected to lead to the use of that information for purposes of recruiting or hiring. As used in this Agreement, “Covered Employee” means any Person who is or was an employee, consultant or independent contractor of the Purchaser at any time during the six (6) month period immediately prior to the engagement or solicitation at issue.

(c)          Non-Competition. During the Restricted Period, neither the Seller nor the Majority Member shall, and shall cause their respective Affiliates not to, directly or indirectly, whether independently or in association with any other Person, (i) own any equity interests in, or provide any capital or financing to, a Competitive Business or (ii) engage in, own, manage, operate, control, provide services to or participate in the ownership, management, operation, financing or control of any such Competitive Business. As used in this Agreement, “Competitive Business” means any Person or business that provides products or services that are similar to or competitive with the products or services of the Purchaser or the Business anywhere within the United States of America.

(d)         Non-Disparagement. The Seller and the Majority Member shall not, directly or indirectly, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Business or the Purchaser or its management, directors, officers, agents, representatives, consultants, independent contractors, equity holders or Affiliates. The Purchaser shall not, directly or indirectly, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Seller or the Majority Member.

4.9         Remedies and Severability of Restrictive Covenants.

(a)          Remedies. It is recognized and acknowledged by the Seller and the Majority Member that (a) the Purchase Price is adequate consideration for the covenants contained in Section 4.8 and (b) a breach of the covenants contained in Section 4.8 will cause irreparable damage to the Purchaser, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Seller and the Majority Member agree that, notwithstanding any other provision of this Agreement to the contrary, in the event of a breach or threatened breach of any of the covenants contained in Section 4.8, in addition to any other remedy which may be available at law or in equity, the Purchaser will be entitled to specific performance, injunctive relief and other equitable relief to restrain any breach or threatened breach of Section 4.8 (without the need to post bond or other security). If a final judgment of a court of competent jurisdiction determines that any term or provision contained in Section 4.8 is invalid or unenforceable, then the Parties agree that the court shall have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. The Parties acknowledge and agree that Section 4.8 is reasonable and necessary to protect and preserve the Purchaser’s legitimate business interests and to prevent any unfair advantage from being conferred on the Seller or the Majority Member.

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(b)         Severability. Each of the covenants in Section 4.8 is to be construed as independent of any other covenants or other provisions of this Agreement. If any court of competent jurisdiction at any time deems any of the covenants set forth in Section 4.8 not fully enforceable, the other provisions of Section 4.8 will nevertheless stand and to the full extent consistent with applicable Law continue in full force and effect, and it is the intention and desire of the Parties that the court treat any provisions of Section 4.8 which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

4.10       Name Change. Within sixty (60) days immediately following the Closing, the Seller shall (i) cease using the Name and Trade Name in any way, (ii) change its name to a name wholly dissimilar from the Name and Trade Name, and(iii) execute any consents or authorizations that may be required for the Purchaser to change its name to, or register itself to do business under, any name involving all or any portion of the Name and Trade Name if the Purchaser so desires and register such names(s) in any jurisdiction.

4.11       Accounts Receivables. From and after the Closing, if the Seller or any of its Affiliates receives or collects any Accounts Receivable, the Seller or its Affiliates shall remit such funds to the Purchaser within fifteen (15) Business Days after its receipt thereof.

ARTICLE V
SURVIVAL; SURVIVAL; INDEMNIFICATION

5.1         Survival; Indemnity Period.

(a)          The representations and warranties of the Parties set forth in this Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement, and the representations and warranties of the Purchaser shall survive the Closing Date until the date that is eighteen (18) months after the Closing Date; provided, however, (i) that the representations and warranties of the Seller and the Majority Member contained in Sections 2.1 (Organization and Qualifications), 2.2 (Authority), 2.8 (Title to Business Assets; Encumbrances), Section 2.19 (Environmental Matters) and Section 2.23 (Brokers/Finders), and the representations and warranties of the Purchaser in 3.1 (Organization and Qualifications), 3.2 (Authority) shall survive the Closing Date indefinitely and (ii) the representations and warranties of the Seller and the Majority Member contained in Sections 2.11 (Tax Matters), 2.12 (Employees), 2.13 (Employee Benefits) and 2.27 (COVID Related Matters) (the representations and warranties listed in clauses (i) and (ii) above are collectively referred to herein as the “Specified Representations”) shall survive until the date that is the expiration of the applicable statute of limitations; provided, however, that the foregoing limitation on survival of representations and warranties shall not apply with respect to breaches of representations and warranties arising, directly or indirectly, from or in connection with any fraud or willful or intentional misrepresentation.

(b)          The agreements, covenants and other obligations of the Parties hereto (other than the representations and warranties discussed in Section 5.1(a) above) shall survive the Closing Date until they have been performed or in accordance with their respective terms.

5.2          Indemnification by the Seller the Majority Member.

(a)          The Seller agrees that it will defend, indemnify, and hold harmless the Purchaser and its Affiliates (the “Purchaser Indemnified Parties”) from and against all Proceedings brought by, or claims or threats made by, a Third Party after the Closing Date, and all Damages arising out of, incurred as a result of or in any way related to:

(i)     a breach of the representations and warranties of the Seller or the Majority Member set forth in ARTICLE II or in any Related Agreement;

(ii)    a breach or non-fulfillment of any agreement or covenant on the part of the Seller or the Majority Member made in this Agreement or in any Related Agreement;

(iii)    the Excluded Assets;

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(iv)   the Retained Liabilities;

(v)    any act of fraud or willful or intentional misrepresentation by the Seller or the Majority Member or any of their Affiliates related to this Agreement or any Related Agreement; or

(vi)   the non-compliance by the Seller with any Bulk Sales Laws; or

(vii)  the business, operations, properties, assets or obligations of the Seller or the Majority Member conducted, existing or arising on or prior to the Closing Date.

(b)         The Majority Member agrees that it will defend, indemnify, and hold harmless the Purchaser Indemnified Parties from and against all Proceedings brought by, or claims or threats made by, a Third Party after the Closing Date, and all Damages arising out of, incurred as a result of or in any way related to:

(i)     a breach of the representations and warranties of the Seller or the Majority Member set forth Sections 2.1 (Organization and Qualifications), 2.2 (Authority), 2.8 (Title to Business Assets; Encumbrances); 2.11 (Taxes Matters); and 2.19 (Environmental Matters);

(ii)   a breach or non-fulfillment of any agreement or covenant on the part of the Majority Member made in this Agreement or in any Related Agreement;

(iii)   the Retained Liabilities; or

(iv)  any act of fraud or willful or intentional misrepresentation by the Seller or the Majority Member or any of their Affiliates related to this Agreement or any Related Agreement.

(c)          Except with respect to (i) Seller’s or the Majority Member’s fraud or willful misconduct, or (ii) Damages arising out of any breach of a Specified Representation, for which the following limitation shall not apply, neither Seller nor the Majority Member shall have any liability for any indemnification under Section 5.2(a)(i) or Section 5.2(b)(i) unless and until the aggregate Third Party Claims or Damages exceed [____]Dollars ($[____]) (the “Deductible”), and then only to the extent such Third Party Claims or Damages exceed the Deductible. Except with respect to (i) Seller’s or the Majority Member’s fraud or willful misconduct, or (ii) Damages arising out of any breach of a Specified Representation, for which the following limitation shall not apply, neither Seller nor the Majority Member shall be required to indemnify Purchaser Indemnified Parties under Section 5.2(a)(i) or Section 5.2(b)(i) for aggregate Third Party Claims or Damages in excess of [____] Dollars ($[____]).

5.3          Indemnification by the Purchaser. The Purchaser (an “Indemnifying Party” with respect to matters covered by this Section 5.3) agrees that it will defend, indemnify, and hold harmless the Seller and its Affiliates (the “Seller Indemnified Parties”) from and against all Proceedings brought by, or claims or threats made by, a Third Party after the Closing Date, and all Damages arising out of, incurred as a result of or in any way related to:

(a)          a breach of the representations and warranties of the Purchaser set forth in ARTICLE III or in any Related Agreement;

(b)         a breach or non-fulfillment of any agreement or covenant on the part of the Purchaser made in this Agreement or any Related Agreement;

(c)          any Assumed Liability; or

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(d)          any act of fraud or willful or intentional misrepresentation by the Purchaser or any of its Affiliates related to this Agreement or any Related Agreement.

5.4          Procedure for Indemnification with Respect to Third Party Claims.

(a)          If any Third Party shall notify an Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party or if any Party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify the Seller and/or the Majority Member, as applicable (collectively, the “Indemnifying Party”) thereof in writing; provided, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby materially prejudiced. Such notice shall describe in reasonable detail the circumstances giving rise to the claim and specify the amount of the claim (or an estimate thereof).

(b)         The Indemnifying Party will assume the defense of the relevant Proceeding, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense; provided, further, that, if the named persons to a lawsuit or other legal action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to retain one firm of separate counsel of its own choosing. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or Order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnifying Party does not accept the defense of any matter as above provided within thirty (30) days of notice thereof or fails to diligently prosecute the defense of such matter, the Indemnified Party shall have the full right to defend against any such claim or demand, at the Indemnifying Party’s cost, risk and expense, and shall be entitled to settle such claim or demand with the prior written consent of the Indemnifying Party, not to be unreasonably withheld. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any Proceeding subject to this ARTICLE V and the records of each shall be available to the other with respect to such defense (subject to their preservation of attorney-client privilege).

5.5         Right of Offset. Notwithstanding anything to the contrary contained in this Agreement or otherwise, in the event that the Seller or the Majority Member are obligated to indemnify any Purchaser Indemnified Party in accordance with this Agreement, the Purchaser shall have the right, exercisable in the Purchaser’s sole and absolute discretion, subject to the limitations set forth in Section 5.2(c) above, to offset the amount of any Damages on account thereof against any portion of the Purchase Price owed to the Seller or any other amount owed by the Purchaser to the Seller or the Majority Member. This Section 5.5 shall survive through June 30, 2024.

ARTICLE VI

MISCELLANEOUS

6.1          Notices. All notices and other communications required or permitted hereunder shall be in writing and delivered in person, by facsimile, by an overnight express delivery service of recognized standing (e.g., Federal Express) or by registered or certified mail (postage prepaid, return receipt requested) to the Party at the address or facsimile number listed below (or at such other address or facsimile number for the Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). All such notices and communications will be deemed effectively given the earliest of (i) when actually received, (ii) when delivered personally, (iii) on the first Business Day after transmission if by facsimile or electronic mail, (iv) one (1) Business Day after being deposited with an overnight express delivery service of recognized standing, or (v) two (2) days after having been sent by registered or certified mail, return receipt requested, with postage prepaid.

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(a)          if to the Seller, to:

Lighthouse Imaging, LLC

c/o Anania & Associates Investment Company, LLC

2 Portland Fish Pier, Suite 214

Portland, Maine 04101

Attn: Peter Anania

with a required copy (which shall not constitute notice) to:

PretiFlaherty LLP

One City Center

Portland, Maine 04010

Attn: John M. Sullivan, Esquire

(b)          if to the Purchaser, to:

Precision Optics Corporation

22 East Broadway

Gardner, MA 01440

Attention: General Counsel

with a required copy (which shall not constitute notice) to:

Miles & Stockbridge P.C.

100 Light Street

Baltimore, Maryland 21202

Attn: Christopher R. Johnson, Esquire

6.2          Amendment. Except as provided otherwise in this Agreement or in this specific Section, this Agreement may be amended, modified or supplemented only by written agreement of each of the Parties hereto.

6.3          Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Seller nor the Majority Member on the one hand or the Buyer on the other hand without the prior written consent of the counterparty.

6.4          Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and shall be governed by the laws of, the Commonwealth of Massachusetts, without regard to conflicts of law principles that would apply the laws of another jurisdiction. The Parties agree that the exclusive venue for any dispute related to this Agreement shall be the federal or state courts in the Commonwealth of Massachusetts. Without in any way affecting the indemnification obligations or rights set forth in this Agreement, if a Party initiates a proceeding to enforce its rights under this Agreement, the Party substantially prevailing in such proceeding (as determined by the court) shall be entitled to recover from the other Party its reasonable attorneys’ fees and costs incurred in carrying out such proceeding.

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6.5          Waiver of Jury Trial. All of the Parties do hereby agree to waive a jury trial in connection with any proceedings arising out of or reasonably related to this Agreement or to any Related Agreement. Each of the Parties understands and acknowledges that they are waiving a valuable right.

6.6          Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

6.7          Counterparts. This Agreement and any of the Related Agreements may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any of the Related Agreements may be delivered by facsimile transmission or by e-mail delivery of a “.pdf” data file.

6.8          Entire Agreement. This Agreement, the Related Agreements, the exhibits and schedules hereto, and the instruments and schedules referred to herein and therein, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to such subject matter, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements, letters of intent and understandings between the Parties with respect to such subject matter.

6.9         No Third Party Beneficiaries. This Agreement, the exhibits and schedules hereto, the Related Agreements, and the documents and instruments and other agreements among the Parties hereto referenced herein are not intended to, and shall not, confer upon any other Person not a Party hereto any rights or remedies hereunder, other than the Indemnified Parties.

6.10       Time of Essence. With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

6.11       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

6.12        Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

6.13        Construction. The word “including” means including, without limitation. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

[Signatures appear on the following page]

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SIGNTURE PAGE TO

ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

THE PURCHASER:	PRECISION OPTICS CORPORATION, INC.

By: /s/ Joseph N. Forkey
Name: Joseph N. Forkey
Title: CEO

THE SELLER:	LIGHTHOUSE IMAGING, LLC

By: /s/ Peter V. Anania
Name: Peter V. Anania
Title: President

THE MAJORITY MEMBER:	ANANIA & ASSOCIATES INVESTMENT COMPANY LLC

By: /s/ Peter V. Anania
Name: Peter V. Anania
Title: President

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EXHIBIT A

GLOSSARY

(a) For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below when capitalized (or if not capitalized, unless the context clearly requires otherwise) when used in this Agreement.

“8-K Financial Information” means historical consolidated financial statements for the Seller for the fiscal years ended December 31, 2019 and 2020, and for the relevant quarterly periods of 2020 and 2021 ended or ending, as the case may be, in a form that complies with the requirements of Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including information required for the Seller to prepare the pro forma financial information required by Item 9.01 of Form 8-K, and (b) an unqualified report from the Seller’s independent accounting firm stating that such historical consolidated financial statements for the Seller for the fiscal years ended December 31, 2019 and 2020 present fairly, in all material respects, the consolidated financial position, as well as the consolidated results of operations and cash flows, of the Seller for the periods covered by the such financial statements, in conformity with GAAP (collectively, the “8-K Financial Information”)

“Accounts Receivable” means all accounts receivable and other rights to payment from customers of the Seller, and the full benefit of all security for such accounts or rights to payment, and all Claims, remedies or other rights related to any of the foregoing.

“Affiliate” means, with respect to a specified Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such Person; or (b) if such specified Person is an Entity, any director, executive officer, partner, trustee or other fiduciary of such Entity. For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. When used without reference to a particular Person, “Affiliate” means an Affiliate of the Seller.

“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA; (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, saving and profit sharing, severance or termination pay (other than statutory or the common law requirements for reasonable notice), health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, holiday pay, fringe benefit, reimbursement program, life insurance, disability or other (whether insured or self-insured) insurance, a supplementary unemployment benefit, pension retirement, supplementary retirement, welfare or other employee plan, program, policy or arrangement, whether written or unwritten, formal or informal, which any current or former employee, officer or manager of the Seller or any ERISA Affiliate participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which the Seller or any ERISA Affiliate is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

“Business Day” means each day that is not a Saturday, Sunday or other day on which the Purchaser is closed for business or banking institutions located in Boston, Massachusetts are authorized or obligated by law or executive order to close.

“Business Employee” means any current or former employee, consultant, independent contractor, advisor or director of the Seller.

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“Business Permits” means all permits, licenses, franchises, approvals, consents, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Business Tangible Property” means all inventory, equipment, computers, computer hardware (including computer servers), computer software, tools, machinery and other tangible property of every kind (wherever located, whether or not reflected in the books of account of the Seller and whether or not leased), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, in each case that relate to the Seller, the Business, the Business Assets, the Assumed Contracts or the Assumed Liabilities or that, prior to the Closing Date, were used by Business Employees in the ordinary course of business of the Seller, and that are not otherwise listed as Excluded Assets.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), the Paycheck Protection Program and Health Care Enhancement Act, the Paycheck Protection Program Flexibility Act of 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act, applicable rules and regulations, any similar or successor legislation, any presidential memoranda, executive orders or funding bills or appropriation act provisions relating to COVID, as well as any applicable guidance issued thereunder or relating thereto, in each case, as amended.

“Claim” means any claim, action, cause of action, arbitration, audit, notice of violation, litigation, citation, summons, inquiry, proceeding (arbitral, administrative, legal or otherwise), suit, settlement, stipulation, hearing, charge, complaint, demand or similar matter, or subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or at equity.

“Closing Indebtedness” means all Indebtedness of or guaranteed by Seller as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder.

“Contract” means any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license, whether written, oral or otherwise.

“COVID” means the severe acute respiratory syndrome coronavirus (SARS-CoV-2 and all related strains and sequences), the novel coronavirus or any mutation (or antigenic shift or drift) or evolution thereof, the disease caused thereby, and associated disease outbreaks, epidemics or pandemics.

“COVID Relief Programs” means the Paycheck Protection Program, the Main Street Loan Program, Economic Injury Disaster Loans, or other federal, state and local Governmental Authority relief or funding programs established in response to COVID.

“Current Assets” means the inventory, accounts receivable and prepaid expenses, as determined in accordance with GAAP, of the Seller, but only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the trade accounts payable and accrued payroll expenses, as determined in accordance with GAAP, of the Seller, but only to the extent assumed pursuant to the terms of this Agreement.

“Customer Information” means all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Seller.

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“Damages” means damages, losses, Liabilities, fines, penalties and expenses (including reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and reasonable costs of investigation, testing and preparation), including, without limitation, direct, indirect and consequential damages.

“Employee Retention Tax Credit” means the employee retention credit under the CARES Act, as amended by the Taxpayer Certainty and Disaster Relief Act of 2020.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal or imperfection of title with respect to any Business Asset.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or entity of any nature, other than a Governmental Authority.

“Environmental Claim” means any Claim, Order by Governmental Authority, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Environmental Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air (indoor or outdoor), soil, sediment, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, control, containment, storage, handling, recycling, reclamation, reuse, treatment, generation, discharge, release, transportation, processing, production, disposal, removal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations adopted thereunder and any state, provincial and local analogs, including Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.); and the Canadian Environmental Protection Act, 1999, as amended.

“Environmental Notice” means any written directive, notice of violation or infraction, request for information or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law.

“Environmental Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), soil, sediment, surface water or groundwater or subsurface strata or within any building, structure, facility or fixture).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with the Seller within the meaning of Code §§414(b), (c), (m) or (o) and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature, including but not limited any contractors of a Governmental Authority as authorized by law and acting pursuant to the terms and conditions of any such contract.

“Governmental Authorization” means any consent, approval, license, registration, security clearance, authorization, certificate or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Indebtedness” means any or all of the following: (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property; (iv) all obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any equity interest of Such Person in such Person or any other Person or any warrants, rights, or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (v) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of obligations of the kind referred to in subsections (i) through (v) of this definition.

“Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice); (ii) United States and foreign patents and utility models and applications and disclosures therefor and all reissues, divisions, revisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (iii) rights in inventions (whether patentable or not), improvements, trade secrets, formulas, recipes, proprietary information, know how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iv) rights in works of authorship, including copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (v) domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law and registered trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (viii) all rights in computer software, including all source code, object code, firmware, development tools, files, records and data; (ix) all rights in databases and data collections; (x) all moral and economic rights of authors and inventors, however denominated; and (xi) any similar or equivalent rights to any of the foregoing.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories

“Knowledge” means, when applicable to the Seller, the actual knowledge after due inquiry of the Seller’s management team, including, [____], and Anania & Associates Investment Company, LLC.

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“Law” means any constitutional provision, statute or other law, ordinance, rule, regulation or interpretation thereof and any Order of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Proceeding or Order and those arising under any Contract, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, charge, security interest, claim or encumbrance of any kind.

“Lighthouse Director Side Letter” means that certain side letter to this Agreement among Purchaser, Seller, and the Majority Member.

“Material Adverse Effect” means any condition, change, circumstance or event that has had or could reasonably be expected to have a material adverse effect on (a) the assets, properties, business, prospects, results of operations or financial condition of the Seller or the Business, or (b) on the ability of the Seller to perform in all material respects its obligations under this Agreement.

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“PPP Loan” means each loan received by Seller under the Paycheck Protection Program.

“Paycheck Protection Program” means the Paycheck Protection Program established under the CARES Act, as modified or extended by the Paycheck Protection Program and Health Care Enhancement Act, the Paycheck Protection Program Flexibility Act of 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act or other legislation or applicable rules and regulations.

“Permitted Encumbrances” means: (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen, construction and other like liens arising in the ordinary course of business for sums not yet due and payable; and (c) liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements.

“Person” means any individual, Entity or Governmental Authority.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contests, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Related Agreements” means the Bill of Sale, the Assumption Agreement, the Lease Assignment, the Restrictive Covenants Agreement, the IP Assignment, the Settlement Statement and any other exhibits or schedules to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled, directly or indirectly, by such Person.

“Target Working Capital” means [____] Dollars ($[____]).

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“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person or group other than the Purchaser or the Seller.

“Working Capital” means an amount equal to (a) the Current Assets, minus (b) cash and cash equivalents and any Employee Retention Tax Credit, minus (c) the Current Liabilities, determined as of the Effective Time.

(b) In addition to the terms defined above, the following terms shall have the meanings ascribed to such terms in the Sections set forth below:

Term	Section/ Article/ Exhibit

Agreement	Preamble
Asset Schedule	1.1
Assumed Contracts	1.1(e)
Assumed Liabilities	1.4(a)
Assumption Agreement	1.6(c)
Balance Sheet Date	2.4
Bill of Sale	1.6(a)
Bulk Sales Laws	4.5(c)
Business	Recitals
Business Assets	1.1
Charter Documents	2.1
Closing	1.5
Closing Date	1.5
Closing Payment	1.3(b)(i)
Closing Statement	1.3(d)(iii)
Competitive Business	4.8(c)
Copyrights	Exhibit A (“Intellectual Property”)
Covered Customer	4.8(a)
Covered Employee	4.8(b)
Disclosure Schedule	Article II
Domain Names	Exhibit A (“Intellectual Property”)
Effective Time	1.5
Employees	2.12(a)
Estimated Balance Sheet	1.3(e)(i)
Estimated Shortfall	1.3(e)(ii)
Estimated Working Capital	1.3(e)(i)

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Excluded Assets	1.2
Excluded Assets Schedule	1.2(b)
Final Working Capital	1.3(e)(iii)
Financial Statements	2.4
Hazardous Materials	2.19
Indemnifying Party	5.2(a) or 5.3(a)
Inventory	2.16
IP Assignment	1.6(h)
Lease Assignment	1.6(d)
Majority Member	Preamble
Material Contracts	2.9
Name and Trade Name	1.1(a)
Party/Parties	Preamble
Patents	Exhibit A (“Intellectual Property”)
Preliminary Statement	1.3(e)(i)
Purchase Price	1.3(a)
Purchaser	Preamble
Purchaser Indemnified Party	5.2
Real Property	2.14(a)
Real Property Laws	2.14(c)
Real Property Leases	2.14(e)
Restricted Period	4.8(a)
Restrictive Covenants Agreement	1.6(e)
Retained Liabilities	1.4(b)
Seller Indemnified Party	5.3
Settlement Statement	1.6(g)
Solvent	2.25
Specified Representations	5.1(a)
Seller	Preamble
Trademarks	Exhibit A (“Intellectual Property”)
Treasury Regulations	Exhibit A (“Code”)
Third-Party Claim	5.4(a)
URLs	Exhibit A (“Intellectual Property”)
Working Capital Surplus	1.3(d)(iii)(3)

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